Exhibit 10.1

July 17, 2024

Re: Employee Retention Plan

Dear Executive:

In recognition of your continuing key role at, and services on behalf of, Hyzon Motors Inc. (the “Company”), you will be eligible to earn a retention payment of $[●] (the “Retention Amount”), less any required tax withholding, subject to your compliance with the terms and conditions set forth in this letter (this “Agreement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2021 Equity Incentive Plan (the “Equity Plan”).

Provided that you execute and deliver this Agreement to the Company by July 22, 2024, your Retention Amount will be paid to you on July 26, 2024. You agree that if you resign your employment, or if your employment is terminated with Cause, prior to the earliest to occur of (i) January, 24, 2025, or (ii) the sixtieth (60th) calendar day after the consummation of a Change in Control, then you will repay to the Company, within ten (10) calendar days of your employment termination date, the entire Retention Amount (less applicable tax and other deductions withheld by the Company). If you fail timely to repay the Retention Amount, the Company may recover the Retention Amount by offsetting any other compensation or benefits due to you, subject to applicable law, and you will be obligated to pay the Company for legal expenses or other costs incurred by the Company in its attempts to recover the Retention Amount.

If your employment is terminated without Cause, or due to your death or Disability (as defined in your employment agreement with the Company, or, in the absence of such agreement or the defined term in such agreement, in the Equity Plan), then you will not be obligated to repay the Retention Amount regardless of your date of termination, subject to timely execution and non-revocation of a release of claims in a form provided by the Company.

This Agreement is not assignable except by you upon death, or by the Company to any successor of the Company (including an acquiror of substantially all of its assets). This Agreement is governed by the laws of the State of Delaware, without regard to principles of conflicts of laws, and sets forth the entire understanding of the Company and you regarding the subject matter hereof. This Agreement may be executed in counterparts (including electronic), each of which shall be deemed an original and all of which together shall constitute the same Agreement. This Agreement may only be amended by written agreement between you and the Company.

[Signature page follows.]

To accept this Agreement, please sign where indicated below, and return on or before July 22, 2024, in a confidential envelope to [●], Attn: Human Resources, 559 S Schmidt Rd. Bolingbrook, IL 60440, or to [●]

Sincerely,

HYZON MOTORS INC.

/s/ Parker Meeks
By:	Parker Meeks
Title:	Chief Executive Officer

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

By:	Executive